Exhibit 99.1

News Release

Sunoco LP Announces Private Offering of Senior Notes Due 2023

HOUSTON, March 23, 2015 - Sunoco LP (NYSE: SUN) (“Sunoco”) today announced a private offering of $800 million of senior notes due 2023 (the “notes”). Sunoco Finance Corp., a wholly owned direct subsidiary of Sunoco, will serve as co-issuer of the notes. Sunoco intends to use the net proceeds from the offering to fund the cash consideration for its acquisition of a 31.58% membership interest in Sunoco, LLC (the “Acquisition”) from a wholly owned subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP) and repay outstanding borrowings under its senior secured revolving credit facility.

The offering of the notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Sunoco LP

Sunoco LP is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. Sunoco also operates more than 150 convenience stores and retail fuel sites.  Sunoco’s general partner is a wholly owned subsidiary of ETP. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,500 company or independently operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC.

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on Sunoco’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of Sunoco’s most recently filed annual report on Form 10-K and in other filings made by Sunoco with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available in the future.

Contacts

Investors:

Scott Grischow

Director — Investor Relations and Treasury

(361) 884-2463, scott.grischow@susser.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

Jessica Davila-Burnett, Public Relations Director

(361) 654-4882, jessica.davila-burnett@susser.com

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